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                                                                    EXHIBIT 4.6b



SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENTS TO FACILITY LEASE AGREEMENT CONSTITUTING EXHIBIT 4.6a HERETO


1. Facility Lease Agreement dated as of August 24, 2000 between Keystone Lessor Genco LLC and Reliant Energy Mid-Atlantic Power Holding, LLC


2. Facility Lease Agreement dated as of August 24, 2000 between Shawville Lessor Genco LLC and Reliant Energy Mid-Atlantic Power Holding, LLC